Exhibit 99.1

SUNTERRA CORPORATION

REPORTS CONTINUED GROWTH

LAS VEGAS, December 6, 2004 — Sunterra Corporation (NASDAQ: SNRR) today reported net income of $12.9 million and Adjusted EBITDA of $23.1 million for the three months ended September 30, 2004, compared to $4.3 million and $16.6 million for the comparable 2003 period. Earnings per share was $0.50 for the quarter ended September 30, 2004, compared to $0.21 per share for the same period in 2003, despite a 30 percent increase in the number of fully diluted shares.

Net income and earnings per share for the nine months ended September 30, 2004 were $21.3 million and $0.89, compared to $2.8 million and $0.14 in the comparable 2003 period. Adjusted EBITDA increased by more than 20 percent to $45.9 million for the nine months ended September 30, 2004, rising $8.8 million from the $37.1 million posted in the 2003 nine month period.

Nicholas Benson, president and chief executive officer, said: “The results we achieved in the current period reflect the strength of our global operations. Despite severe hurricanes in the United States and challenging market conditions in Europe, Sunterra more than doubled net income and generated double-digit improvements in revenues and Adjusted EBITDA for the three and nine month periods.”

Three Months Ended September 30, 2004

North American operations

Vacation interest revenues in Sunterra’s North American operations increased 47 percent in the three months ended September 30, 2004, benefiting from the successful rollout of the Company’s global points-based product to seventeen sales centers, as well as the integration of recent acquisitions and distribution points. The former Epic Vacation Club, owner base and the related unsold vacation interests were fully merged with Club Sunterra during the quarter, and the Company successfully completed its first securitization in more than five years, issuing $151.7 million of notes with a weighted average fixed coupon of 4.13 percent. The North American operations reported net income of $9.3 million for the three months ended September 30, 2004 compared to a $0.7 million loss in the 2003 comparable period.

European operations

The Company’s European operations continued to be profitable, generating $3.6 million of net income in the three months ended September 30, 2004 compared to $4.9 million in the three months ended September 30, 2003. Adverse market conditions, including further discounting by package tour operators, continued to depress tour flow at regional sales centers. European vacation interest revenues were $25.1 million for the quarter ended September 30, 2004, a slight increase compared to $24.8 million in the comparable period in 2003.

Other Items

Net income for the three months ended September 30, 2004 increased $1.6 million as a result of certain items related to the North American operations, including a $1.0 million gain on the sale of an asset. A joint venture in which the Company previously owned a minority interest expensed all unamortized debt issuance costs, resulting in a $0.9 million reduction to the Company’s income from joint ventures. Interest revenues included a reduction of $1.1 million relating to higher prepayments in the mortgage pool. Other revenues for the three months ended September 30, 2004 increased by $2.6 million, reflecting improved performance and information on certain off-balance sheet securitized obligations the Company intends to call within the near term.

Nine Months Ended September 30, 2004

North American operations

North American operations posted net income of $15.3 million for the nine months ended September 30, 2004, compared to a loss of $8.2 million in the prior year comparative period. The improved results reflect the rollout of the Company’s points-based product, a stabilized management team and sales force, extensive sales training at certain sales centers, enhanced and standardized sales tools and collateral, increased marketing efficiencies, higher in-house tour flow and additional sales centers. The 2004 period was positively impacted by $5.5 million in gains on the sale of certain assets, approximately $1.0 million from the reversal of a reserve due to favorable settlement of a litigation matter in the quarter ended June 30, 2004 and $0.6 million, net, from other items noted above in the discussion on the three-month results. Additionally, the comparable 2003 period included a $1.4 million charge for the impairment of certain assets.

European operations

Sunterra’s operations in Europe recorded net income of $6.0 million for the nine months ended September 30, 2004, down from $10.9 million in the 2003 period. The European operations incurred higher levels of advertising and marketing expenditures in addressing more difficult market conditions, and increased professional and administrative expenses. This was offset in part by vacation interests acquired or recovered at lower cost levels and comparatively favorable exchange rates.

Non-GAAP Financial Measures

The Company believes that earnings before interest, taxes, depreciation and amortization (“EBITDA”) is a useful measure of the Company’s operating performance due to the significance of the Company’s level of indebtedness. EBITDA is a commonly used measure of performance that the Company believes, when considered with GAAP measures, gives a more complete understanding of Sunterra’s ability to service debt, fund capital expenditures and pay taxes, and facilitates comparisons between the Company and competitors. Sunterra has historically adjusted EBITDA (“Adjusted EBITDA”) when evaluating operating performance because the Company believes that the inclusion or exclusion of certain items, such as gains on disposal of assets, reorganization and restructuring charges and impairments of assets, enables investors to perform more meaningful comparisons of past, present and future operating results.

EBITDA and Adjusted EBITDA are not intended to represent cash flows from operations as defined by GAAP, and are not an alternatives to net income or any other operating measure prescribed by United States generally accepted accounting principles. Additionally, the Company’s calculation of Adjusted EBITDA may be different from the calculations used by other companies and as a result, comparability may be limited. See the attached table 3 for a reconciliation of net income to Adjusted EBITDA.

Investor Conference Call

Sunterra will host a conference call on Monday, December 6, 2004, at 5:00 p.m. Eastern time to discuss results. Investors may access the call by dialing 1-888-428-4480 and entering Access Code 758346. For those not able to participate in the call, a replay will be available at 1-800-475-6701, and using Access Code 758346.

♦ ♦ ♦

Sunterra is one of the world’s largest vacation ownership companies with more than 300,000 owner member families and over 90 affiliated resort locations throughout the continental United States and Hawaii, Canada, Europe, the Caribbean and Mexico. Sunterra news releases, as well as additional news and information on the Company, can be found at www.sunterra.com.

♦ ♦ ♦

Statements about future results made in this release and the statements attached hereto constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act. The Company cautions that these statements are not guarantees of future performance, and involve risks and uncertainties and other factors that may cause results to differ materially from those anticipated at the time such statements are made. Future results, performance and achievements may be affected by general economic conditions including a global economic downturn, the impact of war and terrorist activity, business and financing conditions, foreign exchange fluctuations, governmental and regulatory actions, the cyclicality of the vacation ownership industry, relationships with key employees, domestic and international political and geopolitical conditions, competition, downturns in leisure travel patterns, risk associated with the level and structure of our indebtedness, risk associated with potential acquisitions and dispositions, and other circumstances and uncertainties. These risks and uncertainties are presented in detail in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that results will not materially differ. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

INVESTOR CONTACT:

Bryan D. Coy

702-304-7005

investorrelations@sunterra.com

Table 1

SUNTERRA CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

Three and Nine Months Ended September 30, 2004 and 2003

(in thousands, except per share data)

(unaudited)

	3 MONTHS ENDED SEPT 30,		9 MONTHS ENDED SEPT 30,
	2004	2003	2004	2003
REVENUES

Vacation interest	$80,549	$62,649	$202,541	$158,278
Resort rental	7,831	2,167	16,809	10,718
Management services	7,617	7,887	21,988	23,245
Interest	9,290	6,674	23,314	19,943
Other	11,039	7,714	22,448	17,943

Total revenues	116,326	87,091	287,100	230,127

COSTS AND OPERATING EXPENSES

Vacation interest cost of sales	15,952	11,839	40,347	29,711
Advertising, sales and marketing	45,502	32,030	117,636	87,402
Vacation interest carrying costs	9,136	4,840	20,668	14,603
Provision for doubtful accounts and loan losses	1,747	2,358	7,180	4,336
Loan portfolio	1,616	2,537	4,465	7,621
General and administrative	20,464	18,374	57,444	53,696
Gain on sales of assets	(987)	(628)	(5,489)	(610)
Depreciation and amortization	2,290	2,745	6,518	8,405
Interest	5,573	6,875	16,272	18,529
Reorganization and restructuring, net	—	(480)	—	344
Impairment of assets	—	1,400	—	1,400

Total costs and operating expenses	101,293	81,890	265,041	225,437

Income (loss) from investments in joint ventures	(627)	1,068	1,551	2,475

Income before provision for income taxes	14,406	6,269	23,610	7,165
Provision for income taxes	1,465	1,991	2,302	4,383

Net income	$12,941	$4,278	$21,308	$2,782

Net income per share:
Basic	$0.67	$0.21	$1.09	$0.14

Diluted	$0.50	$0.21	$0.89	$0.14

Weighted-average number of common shares outstanding:

Basic	20,000	20,000	20,000	20,000

Diluted	25,938	20,000	24,024	20,000

Table 2

SUNTERRA CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

As of September 30, 2004 and December 31, 2003

(in thousands)

	(unaudited)
	9/30/2004	12/31/2003
ASSETS

Cash and cash equivalents	$26,842	$21,305
Cash in escrow and restricted cash	88,663	63,266
Mortgages and contracts receivable, net	278,569	182,822
Retained interests in mortgages and contracts receivable sold	23,319	19,637
Due from related parties, net	6,279	4,514
Other receivables, net	26,608	19,644
Prepaid expenses and other assets, net	47,944	37,660
Assets held for sale	551	11,953
Investments in joint ventures	7,187	20,702
Unsold vacation interests, net	168,858	136,599
Property and equipment, net	77,996	73,140
Goodwill	82,759	61,616
Intangible and other assets, net	1,283	1,195

Total assets	$836,858	$654,053

LIABILITIES AND STOCKHOLDERS’ EQUITY

Borrowings under line of credit agreements	$171,737	$245,725
Accounts payable	10,401	7,056
Accrued liabilities	80,895	95,955
Income taxes payable	3,421	3,716
Deferred revenues	95,127	94,822
Securitization notes	151,710	—
Senior subordinated convertible notes	95,000	—
Notes payable	2,261	3,201

Total liabilities	610,552	450,475

STOCKHOLDERS’ EQUITY

Common stock	187	185
Additional paid-in capital	297,147	296,709
Accumulated deficit	(82,214)	(103,522)
Accumulated other comprehensive income	11,186	10,206

Total stockholders’ equity	226,306	203,578

Total liabilities and stockholders’ equity	$836,858	$654,053

Table 3

SUNTERRA CORPORATION AND SUBSIDIARIES

Non-GAAP to GAAP Reconciliations

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

(in thousands)

(unaudited)

	Three Months Ended September 30,
	2004	2003
NET INCOME	$12,941	$4,278

Interest expense	5,573	6,875
Provision for income taxes	1,465	1,991
Depreciation and amortization	2,290	2,745
Amortization of capitalized loan origination costs and portfolio premium	2,034	451

EBITDA	24,303	16,340

Reorganization and restructuring expenses, net	—	(480)
Gain on sales of assets	(987)	(628)
Impairments of assets	—	1,400
Gain on foreign currency	(226)	—

ADJUSTED EBITDA	$23,090	$16,632

	Nine Months Ended September 30,
	2004	2003
NET INCOME	$21,308	$2,782

Interest expense	16,272	18,529
Provision for income taxes	2,302	4,383
Depreciation and amortization	6,518	8,405
Amortization of capitalized loan origination costs and portfolio premium	3,972	1,857

EBITDA	50,372	35,956

Reorganization and restructuring expenses, net	—	344
Gain on sales of assets	(5,489)	(610)
Impairments of assets	—	1,400
Loss on foreign currency	985	—

ADJUSTED EBITDA	$45,868	$37,090